Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter Peters (CFO), (417) 520-4333	NASDAQ:GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary 2018 financial Results

Springfield, MO - january 23, 2019

CEO Comments

Shaun A. Burke, President and Chief Executive Officer of the Company stated, “We ended 2018 with continued strong results across the Company. Steady expansion and consistent performance along with our second quarter acquisition of Hometown led to record annual earnings of $7.3 million in 2018. Our fourth quarter earnings are indicative of normalized results now that one-time items related to the acquisition are behind us. We look forward to continuing first class service to our customers in 2019 and enhancing the shareholder’s value from our franchise.”

2018 Fourth Quarter and Fiscal Year Highlights

●	Successful integration of Carthage, Missouri-based Hometown Bancshares “Hometown” locations and staff. This expanded the number of branch facilities to serve our clients to sixteen locations.
●	A dividend increase of 8.3% was approved in December to be paid to shareholders in January 2019. This is the fifth increase in the past five years and has increased 160% since 2014.

Financial Condition – December 31, 2018 versus December 31, 2017

●	Total assets grew $170.7 million (21%) to $965.1 million.
●	Total gross loans increased $149.2 million (23%).
●	Total deposits increased $142.3 million (23%).
●	Stockholders’ equity increased by $5.6 million (7.5%) to $80.5 million.

Results of Operations – Fiscal Year 2018 versus Fiscal Year 2017

●	Total revenues increased $14.6 million (42%)
●	Net interest income increased $10.0 million (43%)
●	Net interest margin increased 47 basis points to 3.76%
●	One-time acquisition related costs of $3.7 million were incurred in 2018. The primary areas of expense were professional fees, re-branding of facilities and termination of vendor contracts.
●

Net income available to common shareholders for fiscal year 2018 was $7,331,879 as compared to $5,157,664 in fiscal year 2017. Diluted earnings per share was $1.64 for 2018 compared to $1.16 for 2017. The increase is primarily driven by the positive impact of increased interest-earning assets and efficiencies gained from the Hometown acquisition. Also, 2017 was negatively impacted by a one-time $1.0 million charge related to revaluing deferred tax assets as a result of the Tax Cuts and Jobs Act signed into law in December 2017.

Select Quarterly Financial Data

Below are selected financial results for the Company’s fourth quarter of 2018, compared to the third quarter of 2018 and the fourth quarter of 2017.

	Quarter ended
	December 31,	September 30,	December 31,
	2018	2018	2017
	(Dollar amounts in thousands, except per share data)
Net income (loss) available to common shareholders	$2,385	$3,934	$419

Diluted income (loss) per common share	$0.53	$0.88	$0.09
Common shares outstanding	4,425,066	4,418,397	4,379,225
Average common shares outstanding , diluted	4,494,063	4,490,585	4,456,539

Annualized return on average assets	1.00%	1.64%	0.23%
Annualized return on average common equity	11.79%	20.26%	2.22%
Net interest margin	3.83%	4.77%	3.12%
Efficiency ratio	68.19%	54.68%	75.99%

Common equity to assets ratio	8.34%	8.13%	9.43%
Tangible common equity to tangible assets	7.80%	7.58%	9.43%
Book value per common share	$18.18	$17.79	$17.10
Tangible book value per common share	$16.92	$16.48	$17.10
Nonperforming assets to total assets	1.47%	1.56%	1.28%

The following were items impacting the fourth quarter operating results as compared to the same quarter in 2017 and the financial condition results compared to December 31, 2017:

Interest income – Total interest income increased $3,629,000 (46%) during the quarter. The increase is primarily driven by addition of earning assets as a result of Hometown. The average balance of interest-earning assets increased $148.0 million (20%), while the yield on average interest earning assets increased 91 basis points to 5.14%. The increase is primarily due to higher loan balances, loan offering rates and $570,000 in loan accretion amounts recognized on loans acquired from Hometown compared to zero in the same quarter in 2017. The average balance of loans increased $151.2 million and the yield on loans increased 88 basis points to 5.51% for the quarter when compared to the same quarter in 2017.

Interest expense - Total interest expense increased $859,000 (41%) during the quarter. The increase is primarily driven by addition of interest-bearing deposits as a result of Hometown. The average balance of interest-bearing liabilities increased $128.8 million (20%), while the average cost of interest-bearing liabilities increased 23 basis points to 1.54%. The increase in asset growth opportunities and liquidity pressures among institutions in our market have created significant competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the fourth quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $14.2 million as of December 31, 2018 as compared to $10.2 million as of December 31, 2017. The increase is primarily attributable to Hometown.

Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $300,000 during the quarter, an increase from the $250,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased reserves needed for growing loan balances for construction lending and various reserves on a few specific problem credits. At December 31, 2018, the allowance for loan losses of $8.0 million was 1.02% of gross loans outstanding (excluding mortgage loans held for sale), representing a decrease from the 1.12% as of December 31, 2017.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount of $2.45 million at December 31, 2018.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Noninterest Income – Noninterest income increased $257,305 (16%) during the quarter primarily due to an increase in service charge income offset by small declines in income from the sale of mortgage and Small Business Administration loans and an increase in losses on foreclosed assets. Fee income from deposits, primarily services charges and debit card interchange income, increased $339,391 (106%) offset by the decrease of $122,205 (17%) in income from the sale of all loans and increased losses on foreclosed assets of $148,349 (118%).

Noninterest Expense – Noninterest expenses increased $1,490,274 (27%) due to a few significant factors discussed below.

Salaries and employee benefits increased $560,257 (18%) compared to the same quarter in 2017 due to the Hometown acquisition and the Company’s continuing expansion in the Joplin, Missouri market, pre-acquisition.

Occupancy expenses and data processing expenses increased $509,361 (79%) and $124,517 (48%), respectively, for the quarter due to a few factors. The Company had a full quarter of lease expense in its new headquarters compared to none in the prior year quarter. The remaining increase relates to lease and depreciation expenses on furniture and fixtures for the new headquarters, Hometown facilities and new video teller equipment.

Professional service expenses increased $194,017 (340%), which primarily related to the Company meeting thresholds to be considered an accelerated filer with the U.S. Securities and Exchange Commission, which comes with increased auditor attestation requirements on the Company’s internal controls.

The increases above were offset by the elimination of impairment charges on solar credit investments incurred during the prior year quarter, which totaled $440,571.

Capital – At December 31, 2018, stockholders’ equity increased to $80.5 million compared to $74.9 million at December 31, 2017. On a per common share basis, tangible book value decreased to $16.92 at December 31, 2018 as compared to $17.10 as of December 31, 2017. The decline was due to the Hometown acquisition.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains (losses) on sales of investment securities
●	Gains (losses) on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the three and twelve months ended December 31, 2018 and 2017 is set forth below.

	Quarter ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollar amounts are in thousands)

Net income (loss)	$2,385	$419	$7,332	$5,158

Add back:
Provision for income taxes	624	1,102	1,855	2,570
Income (loss) before income taxes	3,009	1,521	9,187	7,728

Add back/(subtract):
Gain (loss) on investment securities	1	27	8	(46)
Net loss (gains) on foreclosed assets held for sale	22	(126)	361	(182)
Merger costs	101	151	3,672	151
Provision for loan losses	300	250	1,225	1,750
Loss on sale of fixed assets	(5)	96	(5)	96
Impairment loss on investment tax credits	-	441	-	587
	419	839	5,261	2,356

Operating income	$3,428	$2,360	$14,448	$10,084

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	December 31,		December 31,
	2018	2017	2018	2017
	(Dollar amounts are in thousands, except per share data)

Total interest income	$11,532	$7,903	$43,246	$29,441
Total interest expense	2,947	2,088	9,928	6,087
Net interest income	8,585	5,815	33,318	23,354
Provision for loan losses	300	250	1,225	1,750
Net interest income after provision for loan losses	8,285	5,565	32,093	21,604
Noninterest income
Service charges	660	320	2,005	1,190
Gain on sale of loans held for sale	439	470	2,031	2,021
Gain on sale of Small Business Administration loans	171	262	831	747
Net gain (loss) on foreclosed assets	(22)	126	(361)	182
Other income	570	382	2,046	1,587
	1,818	1,560	6,552	5,727
Noninterest expense
Salaries and employee benefits	3,756	3,196	14,919	12,041
Occupancy	1,150	641	4,071	2,204
Merger costs	101	151	3,672	151
Amortization of core deposit intangible	94	-	409	-
Other expense	1,993	1,616	6,387	5,207
	7,094	5,604	29,458	19,603
Income before income taxes	3,009	1,521	9,187	7,728
Provision for income taxes	624	1,102	1,855	2,570
Net income available for common shareholders	$2,385	$419	$7,332	$5,158
Net income per common share-basic	$0.54	$0.10	$1.66	$1.18
Net income per common share-diluted	$0.53	$0.09	$1.64	$1.16

Annualized return on average assets	1.00%	0.23%	0.77%	0.69%
Annualized return on average common equity	11.79%	2.22%	9.35%	6.97%
Net interest margin	3.83%	3.12%	3.76%	3.29%
Efficiency ratio	68.19%	75.99%	73.89%	67.41%

	At	At
Financial Condition Data:	December 31, 2018	December 31, 2017
Cash and cash equivalents	$34,122	$37,407
Investments	86,528	81,495
Loans, net of allowance for loan losses 12/31/2018 - $7,996; 12/31/2017 - $7,107	779,815	631,527
Goodwill	2,615	-
Core deposit intangible	2,981	-
Premises and equipment, net	20,095	10,607
Bank owned life insurance	20,198	19,741
Other assets	18,784	13,683
Total assets	$965,138	$794,460

Deposits	$749,619	$607,364
Advances from correspondent banks	105,300	94,300
Subordinated debentures	21,761	15,465
Other borrowed funds	5,000	-
Other liabilities	2,979	2,439
Total liabilities	884,659	719,568
Stockholders' equity	80,479	74,892
Total liabilities and stockholders' equity	$965,138	$794,460
Common equity to assets ratio	8.34%	9.43%
Tangible common equity to tangible assets ratio (1)	7.80%	9.43%
Book value per common share	$18.18	$17.10
Tangible book value per common share (2)	$16.92	$17.10
Nonperforming assets	$14,209	$10,245

(1) Total Assets less Goodwill and Core Deposit Intangibles divided by Stockholders’ Equity

(2) Stockholders’ Equity less Goodwill and Core Deposit Intangibles divided by Shares Outstanding

Analysis of Net Interest Income and Margin:
	Three months ended 12/31/2018			Three months ended 12/31/2017
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$786,422	$10,915	5.51%	$635,259	$7,412	4.63%
Investment securities	85,389	526	2.44%	83,253	431	2.05%
Other assets	18,052	91	2.00%	23,358	60	1.02%
Total interest-earning	889,863	11,532	5.14%	741,870	7,903	4.23%
Noninterest-earning	59,401			40,309
	949,264			782,179
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$40,785	29	0.28%	$30,651	15	0.19%
Transaction accounts	376,407	1,198	1.26%	342,665	1,049	1.21%
Certificates of deposit	220,908	828	1.49%	149,220	426	1.13%
FHLB advances	94,149	545	2.30%	92,228	434	1.87%
Other borrowed funds	5,000	58	4.60%	-	-	0.00%
Subordinated debentures	21,775	289	5.27%	15,465	164	4.21%
Total interest-bearing	759,024	2,947	1.54%	630,229	2,088	1.31%
Noninterest-bearing	110,003			75,752
Total liabilities	869,027			705,981
Stockholders’ equity	80,237			76,198
	949,264			782,179
Net earning balance	$130,839			111,641
Earning yield less costing rate			3.60%			2.91%
Net interest income, and net yield spread on interest earning assets		$8,585	3.83%		$5,815	3.12%
Ratio of interest-earning assets to interest-bearing liabilities		117%			118%